Exhibit 10.7

SECOND AMENDMENT TO

MULTI-TENANT INDUSTRIAL/COMMERCIAL LEASE (NET)

(Roselle Technology Park)

THIS SECOND AMENDMENT TO MULTI-TENANT INDUSTRIAL/ COMMERCIAL LEASE (NET) dated November 19, 2015 (this “Second Amendment”) is entered into by and between BRS-TUSTIN SAFEGUARD ASSOCIATES II, LLC, a Delaware limited liability company (“Lessor”), and PFENEX INC., a Delaware corporation (“Lessee”), with reference to the following:

R E C I T A L S

WHEREAS, Lessor and Lessee entered into that certain Multi-Tenant Industrial/Commercial Lease (Net) dated June 22, 2010 (the “Original Lease”), as amended by that certain First Amendment to Multi-Tenant Industrial/Commercial Lease (Net) dated September 4, 2014 by and between Lessor and Lessee (collectively, the “Lease”), for the lease of certain premises (the “Existing Premises”), consisting of approximately 30,148 rentable square feet comprised of (a) approximately 22,833 rentable square feet located at 10790 Roselle Street, San Diego, California (the “10790 Building”), and (b) approximately 7,315 rentable square feet, commonly known as Suite 102 located at 10788 Roselle Street, San Diego, California (the “10788 Building”). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease; and

WHEREAS, Lessor and Lessee desire by this Second Amendment to amend the Lease in order to, among other things, (a) expand the Existing Premises leased by Lessee under the Lease to include certain premises consisting of (i) approximately 6,937 rentable square feet, commonly known as Suite 101, located at the 10788 Building (“Suite 101”), and (ii) approximately 9,874 rentable square feet, commonly known as Suite 103, located at the 10788 Building (“Suite 103”); (b) provide for the Base Rent to be paid by Lessee for Suite 101 and Suite 103 during the remainder of the term of the Lease; and (c) further amend, modify and supplement the Lease as set forth herein.

NOW, THEREFORE, in consideration of the Existing Premises, Suite 101 and Suite 103 and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

1.        Recitals. The Recitals set forth above are incorporated herein as though set forth in full herein.

2.        Expansion; Description of Premises and the Building. Effective as of March 1, 2016 (the “Suite 101 Commencement Date”), Lessor shall lease to Lessee, and Lessee shall lease from Lessor, Suite 101 as outlined on Exhibit A attached hereto and incorporated herein by this reference, upon all of the terms and conditions of the Lease except as otherwise set forth herein. Therefore, the Lease is hereby amended such that, from and after the Suite 101 Commencement Date, all references in the Lease to the “Premises” shall mean and refer to the entirety of the space in the Existing Premises and Suite 101, which is approximately thirty seven

1	Lessor’s Initials:	MB
	Lessee’s Initials:	BL

thousand eighty five (37,085) square feet. Effective as of June 1, 2016 (the “Suite 103 Commencement Date”), Lessor shall lease to Lessee, and Lessee shall lease from Lessor, Suite 103 as outlined on Exhibit B attached hereto and incorporated herein by this reference, upon all of the terms and conditions of the Lease except as otherwise set forth herein. Therefore, the Lease is hereby amended such that, from and after the Suite 103 Commencement Date, all references in the Lease to the “Premises” shall mean and refer to the entirety of the space in the Existing Premises, Suite 101 and Suite 103, which is approximately forty six thousand nine hundred fifty nine (46,959) square feet.

3.        Base Rent for Suite 101. In accordance with the terms of the Lease and in addition to paying all other amounts due under the Lease, including, without limitation, Lessee’s Share of Common Area Operating Expenses in accordance with Section 7 below, Lessee shall pay monthly Base Rent for Suite 101 commencing on the Suite 101 Commencement Date and continuing for the remainder of the term of the Lease in accordance with the following schedule:

Period	Monthly Base Rent
March 1, 2016 – February 28, 2017*	$7,977.55
March 1, 2017 – February 28, 2018	$8,216.88
March 1, 2018 – February 28, 2019	$8,463.38
March 1, 2019 – February 29, 2020	$8,717.28
March 1, 2020 – February 28, 2021	$8,978.80
March 1, 2021 – February 28, 2022	$9,248.17
March 1, 2022 – February 28, 2023	$9,525.61
March 1, 2023 – February 29, 2024	$9,811.38
March 1, 2024 – March 31, 2024	$10,105.72

* Subject to abatement of monthly Base Rent for Suite 101 for the four (4) month period commencing on April 1, 2016 and ending on July 31, 2016 pursuant to Section 4 below.

4.        Abatement of Four (4) Months of Base Rent for Suite 101. Notwithstanding anything to the contrary contained in the Lease, Lessor and Lessee hereby agree that for the four (4) month period commencing on April 1, 2016 and ending on July 31, 2016, the monthly Base Rent due for Suite 101 (i.e., $7,977.55) shall be fully abated; provided, that (i) at no time is Lessee in Breach under the Lease, and (ii) Lessee agrees that notwithstanding the foregoing monthly Base Rent abatement, Lessee shall observe and perform all of the other terms, covenants and provisions set forth in the Lease and this Second Amendment, including, but not limited to, payment of monthly Base Rent for the Existing Premises, Suite 103 and Lessee’s Share of Common Area Operating Expenses.

5.        Base Rent for Suite 103. In accordance with the terms of the Lease and in addition to paying all other amounts due under the Lease, including, without limitation, Lessee’s Share of Common Area Operating Expenses in accordance with Section 7 below, Lessee shall pay monthly Base Rent for Suite 103 commencing on the Suite 103 Commencement Date and continuing for the remainder of the term of the Lease in accordance with the following schedule:

Period	Monthly Base Rent
June 1,2016 – May 31, 2017*	$13,823.60
June 1, 2017 – May 31, 2018	$14,238.31
June 1, 2018 – May 31, 2019	$14,665.46
June 1, 2019 – May 31, 2020	$15,105.42
June 1, 2020 – May 31, 2021	$15,558.58
June 1, 2021 – May 31, 2022	$16,025.34
June 1, 2022 – May 31, 2023	$16,506.10
June 1, 2023 – March 31, 2024	$17,001.28

* Subject to abatement of monthly Base Rent for Suite 103 for the four (4) month period commencing on July 1, 2016 and ending on October 31, 2016 pursuant to Section 6 below

2	Lessor’s Initials:	MB
	Lessee’s Initials:	BL

6.        Abatement of Four (4) Months of Base Rent for Suite 103. Notwithstanding anything to the contrary contained in the Lease, Lessor and Lessee hereby agree that for the four (4) month period commencing on July 1, 2016 and ending on October 31, 2016, the monthly Base Rent due for Suite 103 (i.e., $13,823.60) shall be fully abated; provided, that (i) at no time is Lessee in Breach under the Lease, and (ii) Lessee agrees that notwithstanding the foregoing monthly Base Rent abatement, Lessee shall observe and perform all of the other terms, covenants and provisions set forth in the Lease and this Second Amendment, including, but not limited to, payment of monthly Base Rent for the Existing Premises, Suite 101 and Lessee’s Share of Common Area Operating Expenses.

7.        Lessee’s Share. In addition to paying all other amounts due under the Lease, Lessee shall pay Lessee’s Share of Common Area Operating Expenses for Suite 101 and Suite 103 in accordance with Paragraph 4 of the Lease. For such purpose, effective as of (a) the Suite 101 Commencement Date, “Lessee’s Share” set forth in Paragraph 1.7 of the Original Lease shall be fifty one and 55/100 percent (51.55%) as to the Industrial Center, one hundred and No/100 percent (100%) as to the 10790 Building, and forty six and 99/100 percent (46.99%) as to the 10788 Building, and (b) the Suite 103 Commencement Date, “Lessee’s Share” set forth in Paragraph 1.7 of the Original Lease shall be sixty five and 27/100 percent (65.27%) as to the Industrial Center, one hundred and No/100 percent (100%) as to the 10790 Building, and seventy nine and 54/100 percent (79.54%) as to the 10788 Building.

8.        Condition of Suite 101, Suite 103 and the Existing Premises. Lessee hereby acknowledges that it has had an opportunity to investigate and inspect the condition of Suite 101 and Suite 103 and the suitability of same for Lessee’s purposes, and, except as otherwise provided in the Lease and this Second Amendment, Lessee does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of Suite 101 or Suite 103 or the suitability of same for Lessee’s purposes. Except as otherwise provided in the Lease and this Second Amendment, Lessee acknowledges that neither Lessor nor any agent nor any employee of Lessor has made any representations or warranty with respect to Suite 101 or Suite 103 or with respect to the suitability of Suite 101 or Suite 103 for the conduct of Lessee’s business and Lessee expressly warrants and represents that Lessee has relied solely on its own investigation and inspection of Suite 101 and Suite 103 in its decision to enter into this Second Amendment and let Suite 101 and Suite 103 in an “as is” condition. No promise of Lessor to alter, remodel, repair, or improve the Existing Premises, Suite 101 or Suite 103 and no representation, express or implied, respecting any matter or thing relating to the Existing Premises, Suite 101 or Suite 103 has been made to Lessee by Lessor or its broker or sales agent other than as

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may be contained herein or in the Lease. Notwithstanding the foregoing, Suite 101 and Suite 103 shall be delivered to Lessee following the mutual execution and delivery of this Second Amendment (the “Delivery Date”) with the existing roof, heating, ventilation and air-conditioning (“HVAC”), electrical, lighting and plumbing systems in good working order (except as otherwise provided in the following sentences) and Lessor warrants that the such systems shall continue to operate in good working order for the period ending on the ninetieth (90th) day after the Delivery Date (the “Suites 101 and 103 Warranty Period”), except to the extent such failure in any such systems to operate in good working order is caused by Lessee’s use or alterations to Suite 101 or Suite 103 or failure to properly maintain the systems as required by the Lease, as amended by this Second Amendment. Lessee acknowledges and agrees that Suite 103 will be delivered to Lessee on the Delivery Date in shell condition and that such warranty shall only apply to the existing roof and lighting system in Suite 103. Lessee further acknowledges and agrees that there are no HVAC distribution or plumbing systems currently existing in Suite 103 and that such systems shall be installed by Lessee as part of the Suite 103 Improvements (as defined below). If a non-compliance with the foregoing warranty exists at any time prior to the expiration of the Suites 101 and 103 Warranty Period, Lessor shall, except as otherwise provided in the Lease or this Second Amendment, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such non-compliance, commence and diligently pursue to completion the required remedial actions to rectify same at Lessor’s expense. If Lessee does not give Lessor written notice of a non-compliance on or before the expiration of the Suites 101 and 103 Warranty Period, correction of that non-compliance shall be as set forth in the Lease, as modified by this Second Amendment. Lessor hereby informs Lessee that the Existing Premises, Suite 101 and Suite 103 have not undergone inspection by a Certified Access Specialist (“CASp”). The foregoing verification is included in this Second Amendment solely for the purpose of complying with California Civil Code Section 1938 and shall not in any manner affect Lessor’s and Lessee’s respective responsibilities for compliance with construction-related accessibility standards as provided under the Lease. Lessee hereby waives any and all rights under and benefits of California Civil Code Section 1938 and acknowledges that the 10788 Building, 10790 Building, the Existing Premises, Suite 101, Suite 103 or the Industrial Center have not undergone inspection by a CASp.

9.        Improvement Allowances for Suite 101 and Suite 103. Lessor shall provide to Lessee (a) an improvement allowance to pay Lessee’s costs and expenses (“Suite 101 Improvement Costs”) incurred by Lessee in design, permitting and construction of certain permanently affixed improvements (including, without limitation, costs of space planners, architects, and project managers, and costs of painting and carpeting) to Suite 101 (the “Suite 101 Improvements”) up to an aggregate maximum amount of Thirty Four Thousand Six Hundred Eighty Five and No/100 Dollars ($34,685.00) (the “Suite 101 Allowance”), and (b) an improvement allowance to pay Lessee’s costs and expenses (“Suite 103 Improvement Costs”) incurred by Lessee in design, permitting and construction of certain permanently affixed improvements (including, without limitation, costs of space planners, architects, and project managers, and costs of painting and carpeting) to Suite 103 (the “Suite 103 Improvements”) up to an aggregate maximum amount of One Hundred Forty Eight Thousand One Hundred Ten and No/100 Dollars ($148,110.00) (the “Suite 103 Allowance”). Lessor shall pay portions of the Suite 101 Allowance and the Suite 103 Allowance to Lessee from time to time, but not more often than once a month, within thirty (30) days of Lessor’s receipt of invoices therefor and unconditional mechanics lien waivers for all work evidenced by the current month’s invoices. Lessor shall be paid a construction management fee (the “Construction

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Management Fee”) equal to three percent (3%) of the amount of the Suite 101 Allowance and the Suite 103 Allowance disbursed by Lessor. The Construction Management Fee shall be included in the Suite 101 Improvement Costs and the Suite 103 Improvement Costs and Lessor shall deduct the Construction Management Fee from the Suite 101 Allowance and Suite 103 Allowance, as applicable. If Lessee has not requested payment of any portion of the Suite 101 Allowance or the Suite 103 Allowance by December 31, 2016, then Lessee shall not be entitled to any further payments of, and shall not have any further right to, such portion of the Suite 101 Allowance or the Suite 103 Allowance, as applicable. Except as otherwise expressly provided herein, the Suite 101 Improvements and the Suite 103 Improvements shall be subject to all of the applicable terms and provisions of the Lease, including, without limitation, all of the requirements for Alterations set forth in Paragraph 7.3 of the Original Lease; provided, however, that (i) Lessor shall not require Lessee to obtain any lien or completion bond or similar security in connection with the Suite 101 Improvements or the Suite 103 Improvements, (ii) Lessee shall not be required to pay or reimburse Lessor for any costs and expenses in connection with the Suite 101 Improvements or the Suite 103 Improvements other than the Construction Management Fee, and (iii) at the time of Lessor’s approval of the plans for the Suite 101 Improvements and the Suite 103 Improvements, Lessor will inform Lessee whether Lessee will be required to remove or restore any of the Suite 101 Improvements or Suite 103 Improvements at the expiration or earlier termination of Lessee’s lease of Suite 101 or Suite 103, as applicable. Lessee will be responsible for paying all Suite 101 Improvement Costs in excess of the Suite 101 Allowance and all Suite 103 Improvement Costs in excess of the Suite 103 Allowance, if any. In no event shall Lessor be obligated to make disbursements pursuant to this Section in a total amount which exceeds the Suite 101 Allowance or the Suite 103 Allowance, as applicable. In the event that the actual Suite 101 Improvement Costs are less than the Suite 101 Allowance or the actual Suite 103 Improvement Costs are less than the Suite 103 Allowance, Lessee shall not be entitled to any credit against rent for any unused portion of the Suite 101 Allowance or the Suite 103 Allowance; provided, however, that Lessee shall be entitled to use any unused portion of the Suite 101 Allowance to pay Suite 103 Improvement Costs. All improvements paid for with the Suite 101 Allowance or the Suite 103 Allowance shall be deemed Lessor’s property under the terms of the Lease. Except as specifically set forth in this Second Amendment and/or the Lease, Lessor shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Existing Premises, Suite 101 or Suite 103.

10.      Early Occupancy. Lessee shall be entitled to early occupancy of Suite 101 and Suite 103 following the mutual execution and delivery of this Second Amendment and continuing until the Suite 101 Commencement Date or the Suite 103 Commencement Date, as applicable (the “Early Occupancy Period”); provided, however, that Lessee complies with all of the terms and conditions of the Lease, as amended by this Second Amendment, including the obligation to pay for all utilities and services supplied to Suite 101 and Suite 103 in accordance with Paragraph 11 of the Original Lease but excluding any covenant to pay Base Rent or Lessee’s Share of Common Area Operating Expenses with respect to Suite 101 or Suite 103 during the Early Occupancy Period. If any such utilities are not separately metered to Suite 101 or Suite 103 or separately billed to Suite 101 or Suite 103, Lessee shall reimburse Lessor a reasonable proportion to be determined by Lessor of all such charges jointly metered or billed with other premises in the 10788 Building within thirty (30) days of demand from Lessor. Notwithstanding the foregoing, Lessee shall not be entitled to early occupancy until Lessee has delivered the additional Security Deposit as required under

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Section 12 below and evidence of insurance coverage covering Suite 101 or Suite 103, as applicable, pursuant to Paragraph 8 of the Original Lease. Lessee shall hold Lessor harmless from and indemnify, protect and defend Lessor against any loss or damage to Suite 101, Suite 103, the 10788 Building or the Industrial Center and against injury to any persons to the extent caused by Lessee’s actions pursuant to this Section.

11.      Use of Suite 101 and Suite 103. Suite 101 and Suite 103 shall be used by Lessee solely for the Permitted Use and for no other use or purpose without Lessor’s prior written consent.

12.      Security Deposit. Concurrently with the execution and delivery of this Second Amendment to Lessor, Lessee shall pay to Lessor the amount of Twenty Seven Thousand One Hundred Seven and No/100 Dollars ($27,107.00) to increase the Security Deposit being held by Lessor under the Lease. Upon Lessor’s receipt of such amount, the Lease shall be amended by replacing all references to the existing amount of the Security Deposit with the amount of Eighty Thousand Four Hundred Thirty Two and 56/100 Dollars ($80,432.56), the increased amount of the Security Deposit.

13.      HVAC for Suite 101 and Suite 103. Notwithstanding anything to the contrary in the Lease, with respect to Suite 101, Suite 103 and the 10788 Building only, Lessor shall perform (and Lessee shall have no liability to perform) any maintenance, repair or replacements (including the obligation to maintain service contracts pursuant to Section 7.1(b) of the Original Lease) to the heating, ventilating and air conditioning units serving the Premises or the Building. Any costs incurred by Lessor in connection with the prior sentence shall be included in Common Area Operating Expenses, subject to the provisions of Section 7.1(d) of the Original Lease.

14.      Estoppel. Lessee hereby certifies and acknowledges, that as of the date hereof (a) to Lessee’s current, actual knowledge, Lessor is not in default in any respect under the Lease, (b) to Lessee’s current, actual knowledge, Lessee does not have any defenses to its obligations under the Lease, (c) Lessee has paid to Lessor a Security Deposit in the amount of $53,325.56 under the Lease (subject to increase in accordance with Section 12 above), and (d) there are no offsets against rent payable under the Lease. Lessee acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Lessor in entering into this Second Amendment; (ii) such representations are being made by Lessee for purposes of inducing Lessor to enter into this Second Amendment; and (iii) Lessor is relying on such representations in entering into this Second Amendment. Lessor hereby certifies and acknowledges, that as of the date hereof, to Lessor’s current, actual knowledge, Lessee is not in default in any respect under the Lease.

15.      Brokers. Lessee hereby represents and warrants to Lessor that Lessee has not entered into any agreement or taken any other action which might result in any obligation on the part of Lessor to pay any brokerage commission, finder’s fee or other compensation with respect to this Second Amendment, other than to Hughes Marino and Cushman and Wakefield (the “Brokers”), and Lessee agrees to indemnify and hold Lessor harmless from and against any losses, damages, costs or expenses (including without limitation, attorneys’ fees) incurred by Lessor by reason of any breach or inaccuracy of such representation or warranty. Lessor shall pay any fees or commissions owed to the Brokers pursuant to a separate written agreement.

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16.      Confidentiality.  Lessor and Lessee agree that the covenants and provisions of this Second Amendment shall not be divulged to anyone not directly involved in the management, administration, ownership, lending against, sale or marketing or subleasing of the Premises, other than Lessee’s or Lessor’s counsel or leasing or sub-leasing broker, accountants, financial advisors, lenders, investors, investment bankers, purchasers or any proposed assignee or sublessee, as required by law or in connection with any filing with the Securities and Exchange Commission or any legal proceeding.

17.      Ratification.  Except as otherwise specifically herein amended, the Lease is and shall remain in full force and effect according to the terms thereof. In the event of any conflict between the Lease and this Second Amendment, this Second Amendment shall control.

18.      Attorneys’ Fees.  Should either party institute any action or proceeding to enforce or interpret this Second Amendment or any provision thereof, for damages by reason of any alleged breach of this Second Amendment or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all cost and expenses, including actual attorneys’ and other fees, reasonably incurred in good faith by the prevailing party in connection with such action or proceeding. The term “attorneys’ and other fees” shall mean and include attorneys’ fees, accountants’ fees, and any and all consultants’ and other similar fees incurred in connection with the action or proceeding and preparations therefore. The term “action or proceeding” shall mean and include actions, proceedings, suits, arbitrations, appeals and other similar proceedings.

19.      Submission.  Submission of this Second Amendment by Lessor to Lessee for examination and/or execution shall not in any manner bind Lessor and no obligations on Lessor shall arise under this Second Amendment unless and until this Second Amendment is fully signed and delivered by Lessor and Lessee.

20.      Counterparts.  This Second Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

21.      Lender Approval.  Lessor represents and warrants that it has obtained the written approval of its lender to this Second Amendment.

22.      Signage.  Lessor, at Lessee’s sole expense, shall provide all building standard suite identification signage in the lobby of the 10788 Building for Suite 103.

23.      Parking. In addition to Lessee’s parking rights under the Lease with respect to the Existing Premises, at no cost to Lessee, Lessee shall have the right to three (3) parking spaces per thousand rentable square feet of (a) Suite 101 from and after the Suite 101 Commencement Date, and (b) Suite 103 from and after the Suite 103 Commencement Date.

7	Lessor’s Initials:	MB
	Lessee’s Initials:	BL

IN WITNESS WHEREOF, this Second Amendment has been executed by the parties as of the date first referenced above.

“Lessor”
BRS-TUSTIN SAFEGUARD ASSOCIATES II, LLC, a Delaware limited liability company
By:	Westcore Investments I, LLC a Delaware limited liability company its Sole Member
	By:	Westcore Properties, LLC a Delaware limited liability company its Sole Member
		By:	/s/ Matthew Bateman
Name: Matthew Bateman
Title: Authorized Signatory

“Lessee”
PFENEX INC.,
a Delaware corporation

By:	/s/ Bertrand C. Liang
Name: Bertrand C. Liang
Title: CEO

8	Lessor’s Initials:	MB
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EXHIBIT A

SITE PLAN OF SUITE 101

1	Lessor’s Initials:	MB
	Lessee’s Initials:	BL

EXHIBIT B

SITE PLAN OF SUITE 103

1	Lessor’s Initials:	MB
	Lessee’s Initials:	BL